SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement                       [  ] Confidential, for Use of the
[X]  Definitive Proxy Statement                             Commission Only (as permitted by
[_]  Definitive Additional Materials                        Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Section 240.14a-11(c) or Section 240.14a-12

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
              ---------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
              ---------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                        [LOGO] The Profit Recovery Group
                                  International

                            2300 Windy Ridge Parkway
                                 Suite 100 North
                             Atlanta, GA 30339-8426
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To be Held June 8, 2000
                                 ---------------

TO THE SHAREHOLDERS OF
THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. (the "Company") will be held at The Profit Recovery Group International, Inc., 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426, on June 8, 2000 at 10:00 a.m., for the following purposes:

1. To elect three Class I directors to serve until the Annual Meeting of Shareholders held in 2003 or until their successors are elected and qualified.

2. To elect one Class II director to serve until the Annual Meeting of Shareholders held in 2001 or until his successor is elected and qualified.

3. To consider a proposal to approve an amendment to The Profit Recovery Group International, Inc. Stock Incentive Plan (the "Stock Incentive Plan") to increase the number of shares of Company common stock which may be issued under the Stock Incentive Plan by 1,500,000 shares.

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The proxy statement dated May 1, 2000 is attached. Only record holders of the Company's common stock at the close of business on April 18, 2000 will be eligible to vote at the meeting.

     If you are not able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                             By Order of the Board of Directors:

                                             /s/ John M. Cook

                                            JOHN M. COOK
                                            Chairman of the Board
                                            and Chief Executive Officer
Date:  May 1, 2000

     A copy of the Annual Report of The Profit Recovery Group International, Inc. for the year ended December 31, 1999 containing financial statements is enclosed.


1229006v4

                        [LOGO] The Profit Recovery Group
                                  International

                            2300 Windy Ridge Parkway
                                 Suite 100 North
                             Atlanta, GA 30339-8426
                                 ---------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                   May 1, 2000
                                 ---------------

                               GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of The Profit Recovery Group International, Inc. ("PRG" or the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on June 8, 2000, at 10:00 a.m., at the corporate headquarters of the Company located at 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426.

     This proxy statement and the accompanying form of proxy are being first mailed to shareholders on or about May 5, 2000. The shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or
(iii) attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute revocation of a proxy. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder's instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the annual meeting.

     Proxies will be solicited from the Company's shareholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company has retained Corporate Investor Communications, Inc. to assist in such solicitation. The fee to be paid such firm is not expected to exceed $7,000, plus reasonable out-of-pocket costs and expenses. Personal solicitation also may be conducted by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation.

     Only shareholders of record of the Company's common stock at the close of business on April 18, 2000 (the "Record Date") are entitled to notice of, and to vote at, the annual meeting. On the Record Date, the Company had outstanding a total of 49,586,638 shares of common stock. Each such share will be entitled to one vote, non-cumulative, on each matter to be considered at the annual meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as election inspectors for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     The affirmative vote of holders of a majority of the outstanding shares of common stock of the Company entitled to vote and present in person or by proxy at the annual meeting is required for approval of the amendment to The Profit Recovery Group International, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, the three nominees in Class I and the one nominee in Class II receiving the highest vote totals will be elected as directors of the Company at the annual meeting. It is expected that shares beneficially owned by executive officers and directors of the Company, which in the aggregate represent approximately 14.9% of the outstanding shares of common stock, will be voted in favor of management's nominees for director and in favor of the amendment to the Stock Incentive Plan. With respect to election of directors, abstentions, votes "withheld" and broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the proposal to approve the amendment to the Stock Incentive Plan, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the votes. There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this proxy statement.

Recommendation of the Board of Directors

     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director and FOR the proposal to approve the amendment to the Stock Incentive Plan.

Election of Directors

     The Company currently has 11 directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The three classes serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term or portion thereof applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect three directors to serve as Class I directors and one director to serve as a Class II director.

     The terms of John M. Cook and John M. Toma, currently serving as Class I directors, will expire at the annual meeting and they are nominees for election as directors at the annual meeting. Marc Eisenberg, currently serving as a Class I director, has been reclassified as a Class II director and Jonathan Golden, currently serving as a Class II director, has been reclassified as a Class I director, and each of Messrs. Eisenberg and Golden are also nominees for election.

     The proxy holders intend to vote FOR election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on June 8, 2000 to serve as Class I directors will serve a three-year term or until their successors are elected and qualified. The director elected to serve as a Class II director will serve a one-year term or until his successor is elected and qualified. Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

     Each of the individuals listed below as nominees for the Board of Directors was a director of the Company during 1999. The name, age, and term of each director and the period during which he has served as a director is set forth below:


Class I Director Nominees

Name of Nominee                             Age         Term Expires       Service as Director
---------------                             ---         ------------       -------------------
John M. Cook (1)........................     57                2003        Since November 1990
John M. Toma (1)........................     54                2003        Since November 1990
Jonathan Golden (1)(3)(4)...............     62                2003        Since November 1990

Class II Director Nominee

Name of Nominee                             Age         Term Expires       Service as Director
---------------                             ---         ------------       -------------------
Marc Eisenberg..........................     45                2001        Since October 1997




                                       2



Directors Continuing in Office

Name of Director                            Age       Class of Director       Term Expires           Service as Director
----------------                            ---       -----------------       ------------           -------------------
Stanley B. Cohen (1)(2)(4)..............     56              Class II                2001            Since November 1990
Garth H. Greimann (2)(3)................     45              Class II                2001            Since April 1995
E. James Lowrey (2)(3)..................     72              Class II                2001            Since December 1995
Fred W. I. Lachotzki....................     53              Class III               2002            Since January 1996
Michael A. Lustig.......................     45              Class III               2002            Since January 1998
Thomas S. Robertson (4).................     57              Class III               2002            Since May 1999
Jackie M. Ward..........................     60              Class III               2002            Since May 1999
----------

(1)  Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Compensation Committee.
(4)  Member of the Nominating Committee

     Stanley B. Cohen is the President and sole director/shareholder of SBC Financial Corporation ("SBC") and until March 31, 1999, was the President and sole director/shareholder of Advisory Services, Ltd. ("ASL"). These companies provided certain financial consulting and investment services to PRG and certain of its executive officers. In addition, until December 31, 1998, Mr. Cohen was President of Capital Advisory Corporation, a financial advisory company. Mr. Cohen served or had served, as applicable, in each of these positions in excess of five years.

     John M. Cook is Chairman of the Board and Chief Executive Officer of PRG and has served in such capacities since founding PRG in November 1990. Mr. Cook served as President of PRG from November 1990 through January 1998. Prior to forming PRG, Mr. Cook served as President and Chief Operating Officer of Roy Greene Associates from 1989 to 1990. From 1987 to 1989, Mr. Cook served as Senior Vice President of Caldor Stores, Inc., a division of May Department Stores Co.

     Marc Eisenberg has served as President of the Directorate of Alma since the acquisition of Alma by PRG in October 1997. Prior to October 1997, Mr. Eisenberg served as President of Alma since its founding in 1986.

     Jonathan Golden has served as a Director of PRG since its founding in 1990 and provides consulting services to PRG through Jonathan Golden, P.C., a wholly owned professional corporation ("JGPC"). Mr. Golden also serves through his professional corporation as a partner in the Atlanta, Georgia law firm of Arnall Golden & Gregory, LLP, which provides legal services to PRG. Mr. Golden has served in this capacity for in excess of five years. Mr. Golden also serves as a director for SYSCO Corporation, a distributor of food and related products.

     Garth H. Greimann has served since 1989 in two management positions, most recently as Managing Director, of Berkshire Partners LLC, a private equity investment firm that manages five investment funds. Mr. Greimann also has served as a Managing Director of Third Berkshire Associates, a Limited Partnership, which is the general partner of Berkshire Fund III, a Limited Partnership. Berkshire Fund III makes private equity and equity-related investments in established middle market companies. Prior to 1996, Mr. Greimann was an individual general partner of Berkshire Fund III, a Limited Partnership.

     Fred W.I. Lachotzki has served since 1989 as a professor at Nijenrode University, The Netherlands Business School, in The Netherlands, most recently as a Philip Morris Professor of Strategic Entrepreneurship. Mr. Lachotzki also serves as a director of NVS Verzekeringen, an insurance company specializing in healthcare, and Merison Holding NV, a supplier of non-food products to supermarket chains and owner of a franchised chain of electronics retail stores.

     E. James Lowrey served as Executive Vice President -- Finance and Administration of SYSCO Corporation from 1978 until his retirement in 1993 and was a director of SYSCO Corporation from 1981 to 1993. He currently serves as a director of Riviana Foods, Inc., a processor and distributor of rice and other food products.

     Michael A. Lustig joined PRG in 1996 as Senior Vice President -- Operations. Mr. Lustig was promoted to Executive Vice President in July 1996, and to President -- PRG Worldwide Accounts Payable Audit Operations in January 1997. In January 1998, Mr. Lustig was elected President of PRG. In January 1999, Mr. Lustig was elected to the additional position of Chief Operating Officer. Prior to joining PRG, Mr. Lustig worked for The Actava Group, Inc. (formerly Fuqua Industries, Inc.) from 1980 to 1995 where he held various officer positions, most recently as Senior Vice President of Corporate Development.

     Thomas S. Robertson is the Dean of the Goizueta Business School at Emory University, a position he assumed in July 1998. Prior to taking this position at Emory University, he had been a member of the faculty of the London Business School since 1994, with his most recent position being Deputy Dean.

     John M. Toma was elected Vice Chairman of PRG in January 1997. Prior to that, he was Executive Vice President -- Administration of PRG and had served in such capacity since 1992. Mr. Toma has served as a Director of PRG since its founding in November 1990 and as Senior Vice President -- Administration of PRG from 1990 to 1992.

     Jackie M. Ward is President and Chief Executive Officer of Computer Generation Incorporated, a provider of turn-key telecommunications systems products and data processing services that she co-founded in 1968. She serves as a director of BankAmerica Corporation, a banking and financial services company, Equifax, Inc., a provider of credit and payment information services, Flowers Industries, Inc., a producer of baked foods, Matria Healthcare, Inc., a provider of specialized home healthcare services, Premiere Technologies, Inc., a provider of enhanced communication services, SCI Systems, Inc., a diversified electronics manufacturer, and Trigon Healthcare, Inc., a managed healthcare company.

     Ronald K. Loder, a director of PRG during 1999, will not stand for reelection at the annual meeting.

     No family relationship exists among any of the directors and executive officers of PRG.


                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

Meetings of the Board of Directors

     During 1999, there were eight meetings of the Board of Directors. Each incumbent director who was a director during 1999 attended more than 75% of all meetings of the Board of Directors and any committees on which that director served.

Director Compensation

     The Company compensates its non-employee directors $20,000 per year for their service on the Board and any committee thereof. Non-employee directors will be reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings. The Board of Directors has approved an automatic annual grant of options under the Company's Stock Incentive Plan to directors not employed by the Company to purchase from 2,500 to 7,500 shares of common stock; provided, however, that no grants will be made in any year unless the Company's fully diluted earnings (before business acquisitions and restructuring expenses and the cumulative effect of the 1999 revenue recognition change) per share for such year shall have increased by at least 25% over the previous year. A 25% increase in the adjusted earnings per share will result in a grant of options to purchase 2,500 shares of common stock while each additional one percent increase in adjusted earnings per share will result in a grant of options to purchase an additional 200 shares of common stock, up to a maximum annual grant of options to purchase 7,500 shares of common stock. The per share option exercise price will be the closing price of the Company's Common Stock on The Nasdaq Stock Market on December 31 of the year of grant, or if no sale of the Common Stock was made on that date, on the next preceding date on which there was such a sale. Options will vest in 20% increments over a period of five years. As a result of the 71.7% increase in 1999 adjusted earnings per share over 1998 earnings per share, each of the seven non-employee directors was awarded options to purchase 7,500 shares of common stock at $26.56 per share.

     Jonathan Golden, a director of the Company, provides consulting services to the Company through JGPC. Mr. Golden is the sole shareholder of JGPC. During 1999, the Company paid JGPC aggregate consulting fees of approximately $36,000. The Company currently pays JGPC a consulting fee of $3,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice.

     During 1999, Stanley B. Cohen, a director of the Company, provided financial advisory services to the Company through SBC, and until March 31, 1999, provided financial and investment advisory services to the Company and certain of its executive officers through ASL. Mr. Cohen is the President and sole director/shareholder of SBC, and until March 31, 1999, was the President and sole director/shareholder of ASL. During 1999, the Company paid SBC aggregate consulting fees of approximately $36,000 and paid ASL consulting fees of approximately $79,000 for providing financial advisory services to the Company and to certain of the Company's executive officers.

     The Company has also entered into a consulting agreement with Lieb Finance S.A., a Luxembourg company of which Marc Eisenberg is the sole owner and employee, to assist on strategic and long-term planning matters for the Company and its affiliates in certain portions of Europe. The term of the consulting agreement will end October 7, 2002. Under the consulting agreement, Lieb Finance S.A. receives an annual consulting fee of approximately 325,000 French francs (the approximate equivalent of $45,775 as of April 27, 2000).

Audit Committee

     The Company's Audit Committee consists of three outside directors: Messrs. Cohen, Greimann and Lowrey. The Audit Committee met three times in 1999. The Audit Committee reviews the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company. In addition, the Audit Committee is responsible for recommending, reviewing and monitoring the performance of the Company's independent auditors.

Compensation Committee

     The Company has a Compensation Committee currently consisting of three directors: Messrs. Golden, Greimann and Lowrey. The Compensation Committee met six times in 1999. The Compensation Committee is responsible for reviewing and establishing the annual compensation for all executive officers, including the salary and the compensation package of each such officer. A portion of the compensation package may include an incentive award. The Compensation Committee also administers the Company's benefit plans, including the Stock Incentive Plan, the Executive Incentive Plan, the Management and Professional Incentive Plan and the Company's Employee Stock Purchase Plan; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), to a subcommittee of the Compensation Committee consisting of Messrs. Greimann and Lowrey, each of whom is a "non-employee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

Nominating Committee

     The Company has a standing Nominating Committee of the Board of Directors currently consisting of three directors: Messrs. Cohen, Golden and Robertson. The Nominating Committee was established on February 15, 2000 and has not held a meeting since its formation. The Nominating Committee has the responsibility to consider and recommend nominees for the Board of Directors and assess the performance of the Board.

     Notwithstanding anything to the contrary which is or may be set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate Company filings, including this proxy statement, in whole or in part, the following Report and the Performance Graph shall not be incorporated by reference into any such filings.


                     REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of directors who are not employed by the Company. The Committee considers and establishes compensation policies and approves benefit plans as well as specifically setting salary, annual incentive levels, and long-term incentive levels for the Chief Executive Officer and other members of executive management.

Compensation Philosophy

     The Compensation Committee continued to refine the executive compensation program in 1999. A high emphasis was placed on performance based incentives.

     Looking forward to the year 2000 compensation, the Committee has removed the lower threshold bonus and has replaced this with an upside component for beyond stretch performance. The Compensation Committee believes that having greater levels of each manager's compensation at risk and a focus on stretch performance, serves to enhance the alignment of the executive's interests with those of the Company's shareholders.

     The following objectives were used by the Compensation Committee in designing the Company's 1999 executive compensation program. The compensation program must:

     o    Attract, motivate and retain key executives;

     o    Align key management and shareholder interests; and

     o Provide incentives that reward executive management performance only if the Company's performance meets or exceeds planned results as part of the Company's pay for performance philosophy.

Executive Compensation Program

     The 1999 executive compensation program consisted of base salary, annual incentives and long-term remuneration in the form of deferred compensation arrangements and non-qualified stock options.

     It should be noted that in the year 2000, the executive stock option grant maximums for Messrs. Cook, Toma and Lustig have decreased in comparison to 1999. These changes were made to broaden the stock incentive plan participation with the specific goal of enhancing the alignment of the broadening management team with PRG's long term goals and strategies.

     To compensate for the decreased option grant maximums for Messrs. Cook, Toma, and Lustig, any options granted to them under this plan will vest over four years at 25% per year, rather than the standard 20% per year.

Base Salary

     In determining the appropriate base salary levels for 1999, the Compensation Committee considered several factors, including current industry practices, external market surveys of similarly sized companies and review of peer group compensation. For 1999, base salaries were set by the Compensation Committee for members of executive management with the following factors in mind: (i) the fact that rapidly growing responsibilities and complexities are inherent in key positions, (ii) the need to retain key executives within the Company, and (iii) the need to attract new talent as the Company continues to grow. All of these factors were considered subjectively with no particular emphasis or weight given to any one factor.

Annual Incentive Compensation

     The 1999 annual incentives for executive management pursuant to the Company's Management and Professional Incentive Plan included several performance criteria: Company pro forma earnings per share, Company revenues, Company operating income, functional expense control, cash collections and receivables levels. The Management and Professional Incentive Plan was designed to align pay more directly to financial results, with increases and decreases in incentive pay from year to year tied to financial targets achieved and missed, respectively. Components of each executive officer's annual incentive compensation were established by the Compensation Committee. The 1999 annual incentive compensation for Messrs. Cook, Toma and Lustig was based solely on Company pro forma earnings per share attainment. Annual incentive compensation in 1999 for the other executive officers was based on factors such as pro forma earnings per share, Company operating income, functional expense control and specific business objectives. The 1999 annual incentives for each executive officer contained threshold targets for each incentive component to ensure that no annual incentive compensation would be earned for substandard performance. Additionally, maximum compensation limits were in effect for each incentive component pertaining to each executive officer.

Deferred Compensation

     The Company historically has provided, and continues to provide, non-qualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by the Company. In most instances, the matching obligation vests over a series of years of continuing employment with the Company. Each executive officer negotiated the deferred compensation component of his compensation package when he entered into his employment agreement with the Company. Mr. Cook does not have a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are made by the Compensation Committee.

Other Long-Term Incentive Compensation

     The Company's shareholders approved an additional long-term incentive program through the adoption of the Company's Stock Incentive Plan, as successor in interest to the 1996 Stock Option Plan. All executive officers have received option grants under the Stock Incentive Plan. The use of stock options is meant to align the interests of key executives and shareholders. All options granted to executive officers under the Stock Incentive Plan through April 27, 2000 have been at fair market value on the date of the grant. Generally, option grants vest ratably over five years of continuous employment with the Company. The Compensation Committee grants options to key employees of the Company, including the executive officers, based upon the following subjective factors: current position, level of performance, potential for future responsibilities, and the number of vested and unvested options already held. The size of the grant is intended to create meaningful opportunities for stock ownership for the executive officers.

Compliance with Code Section 162(m)

     The maximum amount which an employer may claim as a compensation deduction with respect to certain employees in a given fiscal year, pursuant to Section 162(m) of the Code is $1.0 million, unless an exemption for performance-based compensation is met. The Compensation Committee believes it is unlikely that any executive officers of the Company will, in the near future, receive in excess of $1.0 million in aggregate compensation, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied.

Compensation of Chief Executive Officer

     On March 20, 1996, Mr. Cook signed a revised employment agreement with the Company. This agreement currently expires in the year 2004, but provides for automatic one-year renewals upon expiration of each year of employment, such that it always has a five-year term, subject to prior notice of non-renewal by the Board of Directors. Under Mr. Cook's employment agreement, the Compensation Committee fixed the 1999 salary of Mr. Cook at $405,782.

     An annual incentive compensation arrangement pursuant to the Management and Professional Incentive Plan was established for Mr. Cook pursuant to which he was eligible to earn an annual cash incentive of up to 150% of his annual salary if the Company achieved certain pro forma earnings per share goals for 1999. The target goal for 1999 was established at $0.79 per share, which represented a 71.7% increase over the Company's 1998 pro forma earnings per share of $0.46 per share. The Company achieved earnings per share of $0.79 in 1999. Mr. Cook earned a cash bonus of $452,300 (113% of his base salary) for 1999 performance which bonus reflected an increase of $92,500 over the 1998 bonus.

     Mr. Cook's incentive option program under the Stock Incentive Plan provided that option grants would be made if 1999 adjusted earnings per share exceeded the level achieved in 1998 by 30% or more. The Company's 1999 pro forma earnings per share achievement entitled Mr. Cook to a grant effective as of December 31, 1999 of options to purchase 300,000 shares of common stock at $26.56 per share, which represented the fair market value of the Company's common stock on that date. The options granted pursuant to this employment agreement provision vest ratably and prospectively over five years.

                                             Compensation Committee

                                             E. James Lowrey, Chairman
                                             Jonathan Golden
                                             Garth H. Greimann

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and the other four most highly paid executive officers of the Company in 1999 who were executive officers at December 31, 1999 and two others who would have been among the four most highly paid executive officers had they continued as executive officers through the end of 1999 (the "Named Executive Officers"). The information presented is for the years ended December 31, 1999, 1998 and 1997.



                           Summary Compensation Table


                                                                                                 Long-Term
                                                                                                Compensation
                                                   Annual Compensation(1)               ------------------------
                                           ------------------------------------------   Restricted    Securities
                                             Salary         Bonus      Other Annual       Stock       Underlying     All Other
Name and Position                    Year   ($)(2)(3)       ($)(3)   Compensation($)(4)  Award($)(5)   Options(#)  Compensation($)6)
-----------------                    ----  ----------    ---------  -----------------   -----------   ----------  ------------------
John M. Cook.......................  1999  $ 405,782     $ 452,300  $                   $               300,000   $           900
 Chairman of the Board               1998    350,012       359,800               --             --      180,000               900
 and Chief Executive Officer         1997    350,012       350,000               --             --      129,995            18,402

John M. Toma.......................  1999    333,840       147,672               --             --      150,000            55,900
  Vice Chairman                      1998    305,994       125,827               --             --      120,000            58,952
                                     1997    305,994       114,750               --             --           --            57,180

Michael A. Lustig..................  1999    291,154       224,356               --             --      225,000            40,900
  President and Chief Operating      1998    299,538       154,200               --        981,750      510,000            42,230
  Officer                            1997    264,596        90,100               --             --      202,500            20,000

Scott L. Colabuono (7) ..........    1999    138,462       101,155               --             --      112,500                --
  Executive Vice President-          1998         --            --               --             --           --                --
  Finance, Chief Financial           1997         --            --               --             --           --                --
  Officer and Treasurer

Robert G. Kramer (8)...............  1999    216,154        90,179               --             --       30,000            25,000
  Executive Vice President and       1998    225,000        52,043           65,528             --           --            25,000
  Chief Information Officer          1997     42,900         3,629               --             --       52,500             5,208

Donald E. Ellis, Jr. (9)............ 1999    216,058       129,250               --             --       30,000            26,446
  Special Assistant to Chairman      1998    175,000        71,393               --             --           --            26,446
                                     1997    172,115        64,922               --             --       22,500            26,446

Tony G. Mills.....................   1999    179,231        93,864               --             --       22,500            12,608
  Senior Vice President-             1998    167,692        60,564               --             --       30,000             2,158
  Corporate Development              1997    156,461        56,281               --             --           --             2,234
----------

(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Includes contributions made by the Named Executive Officers to the Company's 401(k) Plan during the years presented.
(3) Includes amounts that the Named Executive Officers have elected to defer under the deferred compensation program for such officers.
(4)  Includes  $50,328 for  relocation  and $14,600  for car  allowance  for Mr.
     Kramer.
(5) As of December 31, 1999, the only restricted stock held by the Named Executive Officers were 63,000 shares of common stock awarded to Mr. Lustig in August 1998. At December 31, 1999, these shares had a value of $1,673,280. These shares vest ratably over seven years of continued employment unless either a change in control occurs, in which case all unvested shares immediately vest, or Mr. Lustig does not succeed Mr. Cook as Chief Executive Officer of the Company, in which case all unvested shares immediately vest 270 days after the appointment of another person as Chief Executive Officer of the Company. If the Company declares any dividends or distributions with respect to such restricted shares, Mr. Lustig will be entitled to receive such dividends or distributions.
(6)  Consists of:

     (a) Premiums for supplemental term life insurance paid by the Company on behalf of Mr. Ellis-- $1,446 in each of 1999, 1998 and 1997; and Mr. Mills-- $1,708 in 1999 and 1998 and $1,784 in 1997 and Mr. Lustig--
          $1,330 in 1999.

     (b) Annual contributions by the Company to the deferred compensation programs for the Named Executive Officers.


                              Deferred Compensation

                                                      1999          1998         1997
                                                  ----------   -----------  -----------
          Mr. Cook............................... $       --   $        --  $        --
          Mr. Toma...............................     55,000        55,000       55,000
          Mr. Lustig.............................     40,000        40,000       20,000
          Mr. Colabuono..........................         --            --           --
          Mr. Kramer.............................     25,000        25,000        5,208
          Mr. Ellis..............................     25,000        25,000       25,000
          Mr. Mills..............................     10,000            --           --



     (c) Annual matching contributions to the Company's 401(k) Plan made by the Company on behalf of Messrs. Cook, Toma, Lustig and Mills: in 1999-- $900 each, in 1998-- $450 each and in 1997-- $450 for Messrs. Cook and Toma only.

(7) Amounts shown for 1999 reflect compensation for Mr. Colabuono from July 19, 1999 when he began employment with the Company.

(8) Amounts shown for 1997 reflect compensation for Mr. Kramer from October 13, 1997 when he began employment with the Company.

(9) Mr. Ellis was formerly Senior Vice President, Chief Financial Officer and Treasurer of the Company and relinquished those positions when Mr. Colabuono was elected Executive Vice President-Finance, Chief Financial Officer and Treasurer on July 19, 1999.

Option Grants Table

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1999. No separate stock appreciation rights were granted during 1999.


                     Stock Option Grants in Last Fiscal Year

                                                                                                       Potentital Realizable
                                         Number of      Percent of                                       Value at Assumed
                                        Securities        Total                                        Annual Rates of Stock
                                        Underlying       Options      Exercise                         Price Appreciation for
                                         Options       Granted to     or Base                                 Option Term
                                         Granted       Employees      Price       Expiration        ---------------------------
      Name                               (#)(1)         in 1999       ($/Sh)         Date               5%($)            10%($)
      ----                              ----------     ----------     --------    ----------        ----------       ----------
      John M. Cook.....................  300,000          12.8          26.56      12/31/09         5,011,504        12,700,135
      John M. Toma.....................  150,000           6.4          26.56      12/31/09         2,505,752         6,350,068
      Michael A. Lustig(2).............  225,000           9.6          26.56      12/31/09         3,758,628         9,525,101
      Scott L. Colabuono...............  112,500           4.8          29.21      07/19/09         2,066,506         5,236,932
      Robert G. Kramer.................   30,000           1.3          22.17      01/19/99           418,216         1,059,840
      Donald E. Ellis, Jr..............   30,000           1.3          22.17      01/19/99           418,216         1,059,840
      Tony G. Mills....................   22,500           1.0          22.17      01/19/99           313,662           794,880
----------

(1) Unless otherwise footnoted, options are non-qualified options granted under the Stock Incentive Plan. All options have ten-year terms and 20% becomes exercisable on the anniversary of grant and an additional 20% becomes exercisable on each grant date anniversary thereafter; provided, however, that Mr. Cook's options will vest automatically upon the occurrence of certain events. See "-- Employment Agreements."

(2) These options have ten-year terms and vest as follows: 25% becomes exercisable on the anniversary of grant and an additional 25% becomes exercisable on each grant date anniversary thereafter.

Option Exercises and Year-End Value Table

     None of the Named Executive Officers held or exercised SARs during 1999. The following table sets forth certain information regarding options exercised during the year ended December 31, 1999, and unexercised options held at year-end, by each of the Named Executive Officers.

   Aggregated Option Exercises in 1999 and Option Values at December 31, 1999


                                                                       Number of Securities               Value of Unexercised
                                        Shares                        Underlying Unexercised             In-the-Money Options at
                                        Acquired                    Options at Fiscal Year-End               Fiscal Year-End
                                          on           Value                  (#)                                ($)(1)
                                        Exercise     Realized     ----------------------------   -----------------------------------
   Name                                  (#)           ($)        Exercisable    Unexercisable      Exercisable       Unexercisable
   ----                                 --------    ----------    -----------    -------------   --------------      ---------------
   John M. Cook.....................         --     $       --        289,175          656,115   $    4,471,518      $    3,763,631
   John M. Toma.....................         --             --        114,000          306,000        1,877,566           1,741,504
   Michael A. Lustig................         --             --        238,650          760,200        2,924,430           5,562,412
   Scott L. Colabuono...............         --             --             --          112,500               --                  --
   Robert G. Kramer.................         --             --         21,000           61,500          284,812             559,092
   Donald E. Ellis, Jr..............     61,500      1,406,488             --           72,000               --           1,076,300
   Tony G. Mills....................     23,500        607,030         15,500           88,500          266,490           1,264,582

----------

(1) Calculated based on a fair market value of $26.56 per share of common stock at December 31, 1999, less the applicable exercise prices.

Employment Agreements

     The Company has entered into an employment agreement, as amended, with John
M. Cook that currently expires December 31, 2004. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment (such that it always has a five-year term), subject to prior notice of non-renewal by the Board of Directors. Pursuant to Mr. Cook's employment agreement, for 1999 through 2004, effective March 1, 2000 Mr. Cook receives an annual base salary of $500,000 and an annual bonus of up to 200% of his base salary based upon the Company's performance for the respective year. For the year 2000, the Compensation Committee determined that Mr. Cook is eligible to receive up to a maximum of 150,000 options if earnings per share for 2000 are greater than 150% of 1999 adjusted earnings per share. Mr. Cook will be entitled to receive a pro-rata share of options if 2000 earnings per share are between 130% and 149% of 1999 earnings per share. Any options granted to Mr. Cook would be granted at fair market value as of the end of 2000 and would vest over a four-year period at 25% per year. If Mr. Cook is terminated other than for cause or if Mr. Cook resigns for "Good Reason," he is eligible to receive a severance payment up to a maximum amount not to be deemed an "excess parachute payment" under the Code, and all outstanding options immediately become vested. "Good Reason" means any of the following occurring without the employee's consent: (i) the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in the employee's Employment Agreement;
(ii) a requirement that employee perform a substantial portion of his duties outside Atlanta, Georgia; (iii) a reduction of employee's compensation unless the Board or an appropriate committee of the Board has authorized a general compensation decrease for all executive officers of the Company; (iv) a merger, consolidation or reorganization of the Company or any other transaction resulting in Mr. Cook (together with his immediate family or trusts or limited partnerships established for the benefit of Mr. Cook and/or such persons) owning in the aggregate less than 20% of the voting control of the Company; or (v) a sale or agreement to sell or a grant of an option to purchase all or substantially all of the assets of the Company. Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement. Mr. Cook has agreed not to compete with the Company or to solicit any of the Company's clients or employees for a period of 18 months following termination of employment.

     The Company also has entered into employment agreements with John M. Toma, Michael A. Lustig, Scott L. Colabuono, Robert G. Kramer, Donald E. Ellis, Jr., and Tony G. Mills. Each of these agreements will automatically renew on December 31, 2000 and except for Mr. Ellis' agreement, provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of non-renewal by the Board of Directors. Messrs. Toma, Lustig, Colabuono, Kramer, Ellis and Mills have agreed not to compete with the Company nor to solicit any clients or employees of the Company for a period of 18 months following termination of their respective employment.

     Effective March 1, 2000 Mr. Toma receives a base salary of $400,000 with a maximum potential bonus of 100% of his base salary based upon the Company's performance for 2000. In addition, Mr. Toma is eligible to receive up to a maximum of 100,000 options if earnings per share for 2000 are greater than 150% of 1999 adjusted earnings per share. Mr. Toma will be entitled to receive a pro-rata share of options if earnings per share for 2000 are between 130% and 149% of 1999 adjusted earnings per share. Any options granted to Mr. Toma would be granted at fair market value as of the end of 2000 and would vest over a four-year period at 25% per year. In addition, the Company has agreed to make annual contributions in the amount of $65,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50% immediately and the remainder over a ten-year period. Mr. Toma will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company also has agreed to provide Mr. Toma with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Toma will receive severance payments equal to one year's base salary and other personal benefits. Mr. Toma also will receive severance payments equal to one year's base salary if he resigns for "Good Reason" (as such term is similarly defined in Mr.
Cook's employment agreement).

     Effective March 31, 2000, the Compensation Committee increased Mr. Lustig's annual base salary to $425,000 with a maximum potential bonus of 125% of his base salary based upon the Company's performance for 2000. Mr. Lustig is eligible to receive up to a maximum of 150,000 options if earnings per share for 2000 are greater than 150% 0f 1999 adjusted earnings per share. Mr. Lustig will be entitled to receive a pro-rata share of options if 2000 earnings per share are between 130% and 149% of 1999 adjusted earnings per share. Any options so granted to Mr. Lustig shall be granted at fair market value as of the end of 2000, and will vest over a four-year period at 25% per year. Mr. Lustig has elected to reduce his base salary by $50,000 per year, and to contribute such amount to a deferred compensation program for his benefit, which amount vests immediately. In addition, the Company has agreed to make annual matching contributions in the amount of $50,000 per year to such deferred compensation program, which amounts will vest over a ten-year period. Mr. Lustig will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company also has agreed to provide Mr. Lustig with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Lustig will receive severance payments equal to six months' base salary.

     Effective March 1, 2000, Mr. Colabuono's salary was increased to $325,000. Mr. Colabuono has elected to defer $25,000 of his base salary to a deferred compensation plan. Also effective March 1, 2000, the Company will match Mr. Colabuono's deferral in the amount of $25,000 per year to his deferred compensation program which amounts will vest over a ten-year period. Pursuant to his employment agreement, the Company also provides Mr. Colabuono with certain other personal benefits. Upon termination, other than for cause, or by voluntary resignation, Mr. Colabuono will receive servance payments equal to 18 months' base salary, car allowance and prorated target-level bonus.

     The Compensation Committee increased Mr. Kramer's base salary to $250,000 effective March 1, 2000. Mr. Kramer elected to defer payment of $25,000 of his base salary pursuant to a deferred compensation plan. Pursuant to Mr. Kramer's employment agreement, for 2000, he will receive a bonus of up to 60% of his annual salary based in part upon the Company's performance for the year. In addition, the Company agreed to make annual matching contributions in the aggregate amount of $25,000 per year to Mr. Kramer's deferred compensation program, which amounts vest over a ten-year period. Mr. Kramer will be entitled to receive his vested deferred compensation upon termination of his employment for any reason other than cause, including death or disability. The Company also has agreed to provide Mr. Kramer with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Kramer will receive severance payments equal to six months' adjusted annual base salary.

     In 1999, Mr. Ellis entered into an employment agreement with the Company through July 31, 2000 which was amended April 17, 1999. For the year 2000, Mr. Ellis is paid a base salary of $250,000 per year plus a bonus of $51,000 provided he remains an employee through May 31, 2000. If Mr. Ellis' employment is terminated for any reason other than death, for cause or employee resignation other than "Good Reason", Mr. Ellis is entitled to a severance payment equal to twelve months salary and a payment equivalent to immediate vesting of the remaining options that were granted January 27, 1998. If conditions exist such that Mr. Ellis is called upon to represent PRG on certain Company matters on or before July 31, 2001, the Company will pay Mr. Ellis $20,833 per month for his participation.

     Mr. Mills' salary was increased to $200,000 effective March 1, 2000. The Company will contribute $10,000 per year to his deferred compensation program which amounts will vest over a ten-year period. Mr. Mills will be entitled to receive his vested deferred compensation upon termination of his employment for any reason other than cause, including death or disability. Upon termination, other than for cause or voluntary resignation, Mr. Mills will receive a severance payment at the rate of nine (9) months' base salary.

Stock Incentive Plan

     On June 15, 1998, the Company, with the approval of its shareholders, adopted its Stock Incentive Plan. The Stock Incentive Plan provides for the grant of options to acquire a maximum of 9,375,000 shares of common stock, subject to certain adjustments. As of April 18, 2000, options for 7,589,776 shares were outstanding (after adjustment for forfeitures) and options for 1,016,334 shares had been exercised. Options may be granted under the Stock Incentive Plan to key employees, officers or directors of and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of April 18, 2000, approximately 1,400 employees (including officers) and seven non-employee directors of the Company were eligible to participate in the Stock Incentive Plan. Unless sooner terminated by the Board, the Plan terminates in June 2008. The Company is proposing an amendment to the Stock Incentive Plan to increase by 1,500,000 the number of shares authorized for issuance thereunder. See "Proposal to Approve Increase In Authorized Shares Under The Profit Recovery Group International, Inc. Stock Incentive Plan."

Employee Stock Purchase Plan

     In May 1997, the Company's shareholders approved the adoption of The Profit Recovery Group International, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Code Section 423. Under the Stock Purchase Plan, eligible employees may authorize payroll deductions at the end of a semi-annual purchase period of from one to ten percent of their compensation (as defined in the Stock Purchase Plan), with a minimum deduction of ten dollars per payday and a maximum aggregate deduction of $10,625 during each semi-annual purchase period, to purchase common stock at a price of 85% of the fair market value thereof as of the first Trading Day (as defined in the Stock Purchase Plan) of the offering period. The aggregate number of shares of common stock which may be purchased by all participants under the Stock Purchase Plan may not exceed 750,000, subject to certain adjustments. The Company estimates that, as of December 31, 1999, approximately 1,800 employees of the Company and its subsidiaries are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan will terminate at the option of the Company's Compensation Committee or, if earlier, at the time purchase rights have been exercised for all shares of common stock reserved for purchase under the Stock Purchase Plan.

The Company's 401(k) Plan

     The Company assumed, effective immediately prior to completion of its initial public offering, the 401(k) plan sponsored by a predecessor of the Company. This plan (the "401(k) Plan") is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1% to 15% of their compensation each year, subject to annual limits on such deferrals (e.g., $10,500 in 2000) imposed by the Code. The Company may also in its discretion, on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant's account. Under the 401(k) Plan, the vested portion of a participant's accrued benefit is payable upon such employee's termination of employment, attainment of age 59 1/2 (with respect to 100% vested accounts only), retirement, total and permanent disability or death.


                              CERTAIN TRANSACTIONS

     Ronald K. Loder, a former executive officer and director of the Company, owns 75% of the common stock of Camino Capistrano Corporation, formerly known as Loder, Drew & Associates, Inc. ("Loder Drew"). Under the terms of the Earnout Agreement dated as of July 1, 1998 between the Company and Loder Drew in connection with the acquisition of substantially all the assets of Loder Drew, Camino Capistrano Corporation was eligible to receive from the Company an additional cash payment for the period ending December 31, 1999 if certain earnings targets were achieved by the Loder Drew division of the Company. The Loder Drew division achieved its earnings targets for the earnout period and Camino Capistrano Corporation was paid $40,169,433 on March 24, 2000. As a consequence of an assignment of rights to a part of such cash payment to third parties, including family trusts established by Mr. Loder, Camino Capistrano Corporation retained 37.5% of the payment and the Loder family trusts received an additional 12.5%.

     The following members of Mr. Cook's immediate family are employed by the Company as field auditors or audit managers and received compensation in 1999 in the approximate amounts set forth beside their names: David H. Cook, brother -- $222,000 consisting of $182,000 salary and $40,000 bonus; Harriette L. Cook, sister-in-law -- $105,000 consisting of $54,000 salary, $11,000 bonus and $40,000 commissions; Pamela M. Cook, sister -- $145,000 consisting of $119,000 salary and $26,000 bonus; Patricia Sluiter, sister -- $86,000 in commissions; Allen R. Sluiter, brother-in-law -- $145,000 in commissions; and M. Christine Cook, daughter -- $19,000 in commissions.

     Mr. Toma's sister-in-law, Maria A. Neff, is employed with the Company as Senior Vice President of Human Resources. For 1999, the Company paid Ms. Neff compensation of approximately $145,000 consisting of $127,000 salary and $18,000 bonus.

     See  "Director   Compensation"  for  a  discussion  of  certain  additional transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based  solely on its review of copies of forms  received  by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain reporting persons, the Company believes that with respect to 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Lachotzki filed one late Form 4 reporting one transaction and Mr. Loder filed two late Form 4's reporting five transactions and one late Form 5 reporting two transactions.

Compensation Committee Interlocks and Insider Participation

     The Company's Compensation Committee consists of Messrs. Golden, Greimann and Lowrey. The Company has paid the law firm of Arnall Golden & Gregory, LLP, of which Mr. Golden's personal corporation, JGPC, serves as a partner, compensation for legal services rendered since 1991 and expects to continue utilizing this firm's services in the future.


             PROPOSAL TO APPROVE INCREASE IN AUTHORIZED SHARES UNDER
                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                              STOCK INCENTIVE PLAN

          The Board of Directors Recommends a Vote "FOR" this Proposal.

     In June 1998, the Board and the Company's shareholders approved the Stock Incentive Plan. As of April 18, 2000, options for 7,589,776 shares were outstanding under the Stock Incentive Plan (after adjustment for forfeitures) and options to purchase 1,016,334 shares of Common Stock had been exercised. Unless sooner terminated by the Board, the Stock Incentive Plan terminates in June 2008. As of April 18, 2000, an additional 726,890 shares remained available under the Stock Incentive Plan for issuance in connection with future option grants thereunder. Subject to shareholder approval, the Board has approved an amendment to the Stock Incentive Plan which provides for an increase by 1,500,000 shares of the number of shares of Company Common Stock that may be granted thereunder. The material provisions of the Stock Incentive Plan are summarized below.

Eligibility for Participation Under the Stock Incentive Plan

     Options, stock appreciation rights ("SARs") and stock awards ("Stock Awards") may be granted under the Stock Incentive Plan to key employees, officers or directors of, and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of the date of this Proxy
Statement, approximately 1,400 employees (including officers) and seven non-employee directors of the Company are eligible to participate in the Stock Incentive Plan. Nothing contained in the Stock Incentive Plan or in any agreement entered into pursuant thereto may confer upon any person any right to continue as a director, officer or employee of the Company or its subsidiaries or as a consultant or advisor, or limit in any way any right of shareholders or of the Board, as applicable, to remove such person.

Shares Reserved Under the Stock Incentive Plan; Individual Grant Limits

     The Stock Incentive Plan currently provides for the grant of awards to acquire a maximum of 9,375,000 shares of Common Stock (including options for shares subject to previous grants under the Company's 1996 Stock Option Plan), subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Shares issued under the Stock Incentive Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market. The maximum number of SARs and shares subject to options that may be granted to any one individual during any consecutive 12-month period under the Stock Incentive Plan is 500,000. The maximum number of shares that may be granted to any one individual pursuant to Stock Awards during any consecutive 12-month period is 500,000 shares.

     The Stock Incentive Plan permits the grant of incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), SARs and Stock Awards at the discretion of the Compensation Committee of the Board of Directors.

Purpose of the Stock Incentive Plan

     The Company desires to attract and retain persons of skill and experience and to encourage their highest levels of performance on behalf of the Company and its subsidiaries. The Stock Incentive Plan accordingly affords eligible persons the opportunity to acquire stock rights in the Company. A portion of the options issued pursuant to the Stock Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code or any succeeding provisions. The Stock Incentive Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Duration of the Stock Incentive Plan

     Awards may be granted pursuant to the Stock Incentive Plan from time to time prior to the earlier of (1) June 14, 2008; or (2) the date on which all shares available for issuance under the Stock Incentive Plan have been issued.

Administration of the Stock Incentive Plan

     The Stock Incentive Plan is administered by the Compensation Committee. Subject to the terms of the Stock Incentive Plan, in administering the Stock Incentive Plan and the awards granted under the Stock Incentive Plan, the Compensation Committee shall have the authority to (1) determine the employees of the Company and its subsidiaries to whom ISOs may be granted, and to determine the directors, officers and employees of the Company and its subsidiaries and the consultants and advisors to whom NSOs, SARs and Stock Awards may be granted; (2) determine the time or times at which awards may be granted; (3) determine the number of shares subject to each award and, for options and SARs, the exercise price thereof; (4) determine whether each option granted shall be an ISO or a NSO; (5) determine the time or times when each option and SAR shall become exercisable and the duration of the exercise period;
(6) determine whether restrictions are to be imposed on shares subject to options and the nature of such restrictions; (7) determine whether and under what circumstances cash payments shall be made upon the termination of options or SARs, and whether and under what circumstances stock acquired pursuant to the exercise of an option or SAR shall be repurchased by the Company; (8) determine the terms of any Stock Awards; and (9) interpret the Stock Incentive Plan and prescribe and rescind rules and regulations, if any, relating to and consistent with the Stock Incentive Plan; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Exchange Act to a subcommittee of the Compensation Committee (the "Subcommittee") consisting of at least two directors, each of whom is a "non-employee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as defined in the regulations promulgated pursuant to
Section 162(m) of the Code.

     The current Compensation Committee members are Mr. Lowrey, Chairman, Mr. Golden and Mr. Greimann, and Messrs. Lowrey and Greimann comprise the Subcommittee. Under the Stock Incentive Plan, acts by a majority of the Compensation Committee, or acts reduced to or approved in writing by a majority of the members of the Compensation Committee, shall be the valid acts of the Compensation Committee.

     No members of the Board of Directors or the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Stock Incentive Plan or any stock options granted under it. No member of the Board or the Compensation Committee shall be liable for any act or omission of any other member of the Board or the Compensation Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Stock Incentive Plan, except those resulting from his own gross negligence or willful misconduct. In addition to such other rights of indemnification as he may have as a member of the Board or Compensation Committee, each member of the Board and the Compensation Committee shall be entitled to indemnification by the Company with respect to administration of the Stock Incentive Plan and the granting of rights and benefits under it.

Amendment of the Stock Incentive Plan

     The Stock Incentive Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) materially altering the number of shares that may be issued under the Stock Incentive Plan (except by certain adjustments under the Stock Incentive Plan); (b) materially modifying the persons or classes of persons eligible to participate in the Stock Incentive Plan; (c) materially increasing the benefits accruing to participants under the Stock Incentive Plan;
(d) modifying the exercise price at which options and SARs may be offered (except by adjustment pursuant to the Stock Incentive Plan); and (e) extending the maximum option period under, or the term of, the Stock Incentive Plan. Awards may not be granted under the Stock Incentive Plan after the date of termination of the Stock Incentive Plan, but options and SARs granted prior to that date shall continue to be exercisable according to their terms.

Amended Plan Benefits

     During 1999, and from January 1, 2000 through April 18, 2000, the number and exercise price of options granted to executive officers as a group, non-executive directors and non-executive employees pursuant to the Company's Stock Incentive Plan were as set forth below. See "Summary Compensation Table" and "Stock Option Grants in Last Fiscal Year" Table above for discussion of the number of securities underlying options granted to the Named Executive Officers. Mr. Cook is eligible to receive annually options to purchase up to 150,000 shares of common stock if the Company achieves certain earnings per share increases. For 2000, Mr. Lustig and Mr. Toma are eligible to receive options to purchase up to 150,000 and 100,000 shares, respectively, if the Company achieves certain earnings per share increases. See "Executive Compensation -- Employment Agreements." For a discussion of potential future grants to the Non-Executive Director Group, see "Director Compensation."


                                                                                          From January 1, 2000
                                                           1999                          Through April 18, 2000
                                                  -------------------------------    -------------------------------
                                                                   Exercise Price                   Exercise Price
                                                  Number of         or Range of      Number of       or Range of
Group                                              Options        Exercise Prices    Options        Exercise Prices
-----                                             ---------       ---------------    ---------      ---------------

Executive Officer Group.......................... 1,046,250       $22.17--$29.21     195,000       $25.75--$28.76
Non-Executive Director Group.....................    52,500          $26.56               --                   --
All Employees excluding Executive Officer Group.. 1,299,275       $21.92--$43.69     568,000       $19.81--$31.56

Grant of Stock Options and SARs

     The Compensation Committee may grant stock options and SARs to eligible persons in such amounts and on such terms not inconsistent with the Stock Incentive Plan as it may deem appropriate up to the number of shares remaining subject to the Stock Incentive Plan. The Company and each eligible person shall execute an agreement providing for the grant of stock options or SARs in accordance with the pertinent provisions of the Stock Incentive Plan.

Option and SAR Exercise Price

     The exercise price per share for the shares subject to ISOs, NSOs and SARs shall be at whatever price is approved by the Compensation Committee; provided, however, that, in general, the exercise price per share for the shares subject to ISOs shall be not less than the fair market value per share of Common Stock on the grant date, except that in the case of an ISO to be granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price per share shall be not less than 110% of the fair market value per share of Common Stock on the grant date. The "fair market value" shall be the closing price of the Common Stock on the Nasdaq National Market on the day of grant or if no sale of the Common Stock has been made on such date, on the next preceding day on which there was such a sale.

Vesting of Options

     Unless otherwise provided by the Compensation Committee, options granted under the Stock Incentive Plan will generally vest at the rate of 20% per annum over a five-year period so that all options are vested after five years. The Compensation Committee has the authority to accelerate or waive the vesting period for any option granted under the Stock Incentive Plan upon the attainment of performance goals established by the Compensation Committee for the grantee(s). In the event of a change of control, the Compensation Committee may also accelerate the vesting of outstanding options under the Stock Incentive Plan.

Adjustments to Exercise Price and Number of Shares

     If the shares of Common Stock are subdivided or combined, or a stock dividend is declared and paid, the number of shares of Common Stock subject to the Stock Incentive Plan and to the individual limits thereunder deliverable upon the exercise of Stock Options or SARs and subject to Stock Awards shall be increased or decreased proportionately, and the purchase price per share of options and SARs shall be adjusted to reflect such subdivision, combination or stock dividend. If, while unexercised options or SARs remain outstanding under the Stock Incentive Plan, the Company proposes to merge or consolidate with another corporation, whether or not the Company is to be the surviving corporation, or if the Company proposes to liquidate or sell or otherwise dispose of substantially all of its assets, or substantially all of the outstanding shares of stock of the Company are to be sold, then the Compensation Committee may, in its sole discretion, either (i) make appropriate provision for the protection of any such outstanding options and SARs by the substitution on an equitable basis of appropriate stock of the surviving corporation or its parent in the merger or consolidation or other reorganized corporation that will be issuable in respect to the shares of Common Stock of the Company subject to such options and SARs, provided that, with respect to ISOs, such provision shall satisfy the requirement that no additional benefits shall be conferred upon optionees as a result of such substitution within the meaning of Section 424(a) of the Code, and that the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof, or (ii) upon written notice to the grantees, provide that all unexercised options and SARs must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Compensation Committee may, in its discretion, accelerate the date on which outstanding options and SARs become exercisable. In no event, however, shall the Compensation Committee be obligated to take any action as a result of any such transaction, it being acknowledged that it is in the Compensation Committee's sole discretion to determine if, and to what extent, any such action shall be taken.

Duration and Termination of Options and SARs

     Each option and SAR expires on the date specified by the Compensation Committee, but not more than (i) ten years from the grant date in the case of NSOs and SARs, (ii) ten years from the grant date in the case of ISOs generally, and (iii) five years from the grant date in the case of ISOs granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company; provided, however, that if approved by the Compensation Committee, after request by the grantee, ISOs may be converted into NSOs and the term of such option may be extended.

Means of Exercise of Options and SARs

     Options and SARs are exercised by giving written notice to the Company at its principal office address, accompanied, in the case of an option, by full payment of the purchase price therefor and the applicable withholding tax, either (a) in United States dollars in cash or by check, or (b) if permitted by the Compensation Committee, the delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the option; provided, however, that such shares must have been held for at least six months.

Non-transferability of Options, SARs and Stock Awards

     No option, SAR or Stock Award is transferable except by will or by the laws of descent and distribution, and all options and SARs are exercisable, during the lifetime of the grantee, only by the grantee or the grantee's guardian or legal representative. Shares subject to options, SARs or Stock Awards granted under the Stock Incentive Plan that have lapsed or terminated may again be subject to awards thereunder.

Restrictions on Stock Awards

     Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Compensation Committee shall determine. These may include continuous service and/or the achievement of specified performance measures. The performance measures that may be used by the Compensation Committee for such Stock Awards shall be measured by revenues, income, or such other criteria as the Committee may specify. If vesting is conditioned solely upon continuous service, the vesting schedule for Stock Awards shall cover a period of not less than three years (subject to acceleration of vesting, to the extent permitted by the Compensation Committee, in the event of the participant's death, disability, or involuntary termination or in the event of a change in control of the company).

Tax Treatment

     The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the Stock Incentive Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A company, such as the Company, for which an individual is performing services will generally be allowed to deduct amounts that are includable in the income of such individual as compensation income in the Company's taxable year in which the employee's taxable year of inclusion ends, provided that such amounts qualify as reasonable compensation for the services rendered. This general rule will apply to the deductibility of a participant's compensation income resulting from participation in the Stock Incentive Plan. The timing and amount of deductions available to the Company as a result of the Stock Incentive Plan will, therefore, depend upon the timing and amount of compensation income recognized by a participant as a result of participation in the Stock Incentive Plan. The following discusses the timing and amount of compensation income which will be recognized by participants and the accompanying deduction which will be available to the Company.

     Incentive Stock Options. A participant to whom an ISO which qualifies under
Section 422 of the Code is granted generally will not recognize compensation income (and the Company will not be entitled to a deduction) upon the grant or the exercise of the option. To obtain nonrecognition treatment on exercise of an ISO, however, the participant must be an employee of the Company or a subsidiary continuously from the date of grant of the option until three months prior to the exercise of the option. If termination of employment is due to disability of the participant, ISO treatment will be available if the option is exercised within one year of termination. If an option originally designated as an ISO is exercised after these periods, the option will be treated as a NSO for income tax purposes and compensation income will be recognized by the participant (and a deduction will be available to the Company) in accordance with the rules discussed below concerning NSOs.

     The Code provides that ISO treatment will not be available to the extent that the fair market value of shares subject to ISOs (determined as of the date of grant of the ISOs) which become exercisable for the first time during any calendar year exceeds $100,000. If the $100,000 limitation is exceeded, the options in excess of the limitation are treated as NSOs when exercised.

     While a participant may not recognize compensation income upon exercise of an ISO, the excess of the fair market value of the shares of Common Stock received over the exercise price for the option is an adjustment for alternative minimum tax purposes and can affect the optionee's alternative minimum tax liability under applicable provisions of the Code. The increase, if any, in an optionee's alternative minimum tax liability resulting from exercise of an ISO will not, however, create a deductible compensation expense for the Company.

     When a participant sells shares of Common Stock received upon exercise of an ISO more than one year after the exercise of the option and more than two years after the grant of the option, the participant will normally not recognize any compensation income, but will instead recognize capital gain or loss from the sale in an amount equal to the difference between the sales price for the shares of Common Stock and the option exercise price. If, however, a participant sells the shares of Common Stock within one year after exercising the ISO or within two years after the grant of the ISO, the participant will recognize compensation income (and the Company will be entitled to a deduction) in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise of the option over the option exercise price, and (ii) the excess, if any, of the sale price for the shares over the option exercise price. Any other gain or loss on such sale (in addition to the compensation income mentioned previously) will normally be capital gain or loss.

     Nonqualified Stock Options. A participant to whom a NSO is granted will not normally recognize income at the time of grant of the option. When a participant exercises a NSO, the participant will generally recognize compensation income (and the Company will be entitled to a deduction) in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock when acquired over the option exercise price. The amount of gain or loss recognized by a participant from a subsequent sale of shares of Common Stock acquired from the exercise of a NSO will be equal to the difference between the sales price for the shares of Common Stock and the sum of the exercise price of the option plus the amount of compensation income recognized by the participant upon exercise of the option.

     SARs. The recipient of an SAR generally will not recognize any compensation income upon grant of the SAR. At the time of exercise of an SAR, however, the recipient should recognize compensation income in an amount equal to the amount of cash, or the fair market value of the shares, received.

     Restricted Stock Awards. If stock received pursuant to a stock award made through the Stock Incentive Plan is subject to a substantial restriction on continued ownership which is dependent upon the recipient continuing to perform services for the Company or its affiliated companies (a "substantial risk of forfeiture"), the participant should not recognize compensation income upon receipt of the shares of Common Stock unless he/she makes a so-called "83(b) election" as discussed below. Instead, the participant will recognize compensation income (and the Company will be entitled to a deduction) when the shares of Common Stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at that time. Absent a participant making an 83(b) election, dividends paid with respect to shares of Common Stock which are subject to a substantial risk of forfeiture will be treated as compensation income for the participant (and a compensation deduction will be available to the Company for the dividend) until the shares of Common Stock are no longer subject to a substantial risk of forfeiture.

     Different tax rules will apply to a participant who receives shares of Common Stock subject to a risk of forfeiture if the participant files an 83(b) election. If, within 30 days of receipt of the shares of Common Stock, a participant files an 83(b) election with the Internal Revenue Service and the Company, then, notwithstanding that the shares of Common Stock are subject to a risk of forfeiture, the participant will recognize compensation income upon receipt of the shares of Common Stock (and the Company will be entitled to a deduction) in an amount equal to the fair market value of the stock at the time of the award. If the 83(b) election is made, any dividends paid with respect to the shares of Common Stock will not result in compensation income for the participant (and will not entitle the Company to a deduction). Rather, the dividends paid will be treated as any other dividends paid with respect to Common Stock, as ordinary income which is not compensation.

Tax Withholding

     Whenever the Company proposes, or is required, to distribute shares of Common Stock under the Stock Incentive Plan, the Company may require the recipient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

Unfunded Status of the Stock Incentive Plan

     The Stock Incentive Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant by the Company, nothing contained in the Stock Incentive Plan shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.

                 OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
                         AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 18, 2000, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) the Named Executive Officers; (iii) each director of the Company; and (iv) all of the
Company's executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to all the shares of common stock indicated.


                                                           Beneficial Ownership
                                                         As of April 18, 2000(1)
                                                         -----------------------
     Beneficial Owner                                     Shares      Percentage
     ----------------                                    -----------  ----------
     John M. Cook (2)(3)..............................     4,797,837        9.7%
     Provident Investment Counsel, Inc. (4)...........     2,492,460        5.0
     John M. Toma (5).................................       900,065        1.8
     Michael A. Lustig (6)............................       337,095          *
     Marc S. Eisenberg (7)............................        15,219          *
     Robert G. Kramer (8).............................        31,983          *
     Donald E. Ellis, Jr. (9).........................        45,000          *
     Stanley B. Cohen (10)............................       767,250        1.5
     Jonathan Golden (11).............................     1,304,228        2.6
     Garth H. Greimann (12)...........................        13,741          *
     Fred W. I. Lachotzki (13)........................        27,250          *
     Tony G. Mills (14)...............................        66,821          *
     E. James Lowrey (12).............................        15,000          *
     Albert J. Moyer (15).............................        15,000          *
     Mark C. Perlberg (16)............................        20,000          *
     Scott L. Colabuono...............................         3,000          *
     Thomas S. Robertson..............................         1,200          *
     Jackie M. Ward...................................           900          *
     All executive officers and directors
     as a group (15 Persons)(17)......................     8,249,766       16.6%

----------

*    Less than one percent.

(1) Applicable percentage of ownership at April 18, 2000 is based upon 49,586,638 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2) The business address for Mr. Cook is 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426.

(3) Includes 1,697,618 (3.4% of outstanding shares) shares held by the Cook Family Limited Partnership, for which Mr. Cook serves as the general partner, 203,668 shares held by the Cook Family Grantor Retained Annuity Trust for which Mr. Cook is trustee and has sole investment and voting power with respect to such shares and 204,653 shares held by M. Lucy Cook, his spouse. Also includes 334,175 shares subject to options, which either are currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this proxy statement. Does not include 1,191,809 (2.4% of outstanding shares) shares held for the benefit of John M. Cook pursuant to a Grantor Retained Annuity Trust for which James R. Cook is trustee and has sole investment and voting power with respect to such shares, 294,013 shares held by the John M. Cook Charitable Remainder UniTrust for which M. Christine Cook is trustee and has sole investment and voting power with respect to such shares, and 1,191,809 (2.4% of outstanding shares)shares held for the benefit of M. Lucy Cook,Mr. Cook's wife, pursuant to a Grantor Retained Annuity Trust for which M. Christine Cook and M. Thomas Cook are co-trustees and have sole investment and voting power with respect to such shares.

(4) The information in the table is based on a Schedule 13-D/A dated March 14, 2000 filed by Provident Investment Counsel, Inc., a Massachusetts corporation and registered investment adviser ("IA"). IA has the power to vote 2,138,485 shares. No other person has the power to vote such shares. IA has no power to vote 353,975 shares for which it has dispositive power. IA has the power to dispose all 2,492,460 shares for which it has direct beneficial ownership. It does not share this power with any other person. IA, a registered investment adviser, has the right or the power to direct the receipt of dividends from common stock, and to direct the receipt of proceeds from the sale of common stock to IA's investment advisory clients. No single investment advisory client of IA owns more than 5% of the common stock.

(5) Includes 54,936 shares held for the benefit of Mr. Toma for which Maria A. Neff and Dorothy M. Toma, Mr. Toma's spouse, serve as co-trustees and share investment and voting power with respect to such shares. Includes 275,886 shares held by the Toma Family Limited Partnership, for which Mr. Toma serves as the general partner and 5,556 shares held by Toma Family Foundation, Inc. of which Mr. Toma is President. Also, includes 75,000 shares held by Dorothy M. Toma, 8,909 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee, and 151,500 shares subject to options which either are exercisable or will become exercisable within sixty (60) days of the date of mailing of this proxy statement.

(6) Includes 256,650 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this proxy statement.

(7) Includes 15,000 shares subject to options which are currently exercisable. Excludes 631,707 shares in which Mr. Eisenberg has a pecuniary interest, but as to which Mr. Eisenberg disclaims beneficial ownership. Such shares are held pursuant to commercial relationship with the record owner. Mr. Eisenberg has informed the Company that he neither has nor shares the voting or investment power with respect to such shares and that he does not have the right either to acquire such voting or investment power within sixty (60) days or to terminate the commercial relationship with the record holder within sixty (60) days.

(8) Includes 27,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this proxy statement. Also, includes 989 shares held by Ann
     G. Kramer.

(9) Represents 45,000 shares subject to options which are currently exercisable. Effective July 19, 1999, Mr. Ellis resigned as Senior Vice President, Chief Financial Officer and Treasurer, and became Special Assistant to the Chairman. As a result, Mr. Ellis is no longer an executive officer of the Company.

(10) Includes 268,208 shares held for the benefit of Mr. Cohen for which Shirley
     L. Cohen, Mr. Cohen's spouse, is the trustee and has sole voting and investment power, and includes 2,250 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this proxy statement.

(11) Includes 183,377 shares held for the benefit of Mr. Golden for which Roberta P. Golden, Mr. Golden's spouse, is the trustee and has sole voting and investment power, and includes 2,250 shares subject to options which are either currently exercisable or will become exercisable within sixty
     (60) days of the date of mailing of this proxy statement.

(12) Includes 2,250 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this proxy statement.

(13) Includes 14,250 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this proxy statement.

(14) Includes 62,875 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this proxy statement.

(15) Represents   15,000   shares   subject  to  options   which  are  currently
     exercisable.

(16) Represents   20,000   shares   subject  to  options   which  are  currently
     exercisable.

(17) Includes options to purchase 862,075 shares which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this proxy statement. Does not include 2,022,063 shares subject to outstanding options which options are not currently exercisable and will not become exercisable within sixty (60) days of the date of mailing of this proxy statement.

                               EXECUTIVE OFFICERS

     Each of the executive officers of the Company was elected by the Board of Directors to serve until the Board of Directors' meeting immediately following the next annual meeting of the shareholders or until his or her earlier removal by the Board or his or her resignation. The following table lists the executive officers of the Company and their ages and offices with the Company.


     Name                                Age             Office with Registrant
     ----                                ---             ----------------------
     John M. Cook.....................    57     Chairman of the Board, Chief Executive Officer and Director
     John M. Toma.....................    54     Vice Chairman and Director
     Michael A. Lustig................    45     President, Chief Operating Officer and Director
     Scott L. Colabuono...............    51     Executive Vice President-Finance, Chief Financial Officer and Treasurer
     Robert G. Kramer.................    56     Executive Vice President and Chief Information Officer
     Mark C. Perlberg.................    43     President-Accounts Payable Group
     Albert J. Moyer..................    56     President-Commercial Division, Accounts Payable Group

     The employment histories of those executive officers who are not also directors are set forth below:

     Robert G. Kramer joined PRG in October 1997 as Executive Vice President and Chief Information Officer. Prior to joining PRG, Mr. Kramer had worked for Home Shopping Network, Inc. since 1996 as Executive Vice President and Chief Information Officer. From 1994 to 1996, Mr. Kramer served as Executive Vice President and Chief Information Officer with Hanover Direct, Inc., a direct specialty retailer.

     Scott L. Colabuono joined PRG in July 1999 as Executive Vice President-Finance, Chief Financial Officer and Treasurer. Prior to joining PRG, Mr. Colabuono had served as Chief Financial Officer of Norrell Corporation since 1998. Before serving at Norrell, Mr. Colabuono was President of the Golf Center Division of Golden Bear Golf, Inc. from 1996-1998. He was an independent business consultant from 1995-1996. Mr. Colabuono served as Senior Vice President, Worldwide Brand Strategy and Chief Financial Officer at Burger King Corporation from 1990 to 1995.

     Mark C. Perlberg joined PRG in February 2000 as President of the Accounts Payable Group. Prior to joining PRG, Mr. Perlberg had worked for John H. Harland Company since 1995, most recently serving as Vice President and General Manager of the North Region. From 1989-1995, Mr. Perlberg was a Vice President for Western Union.

     Albert J. Moyer joined PRG in February 2000 as President-Commercial Division, Accounts Payable Group. Prior to joining PRG, Mr. Moyer had served since 1998 as Vice President and Chief Financial Officer of QAD, Inc., a manufacturing process software development company. From 1995 to 1998 Mr. Moyer was Corporate Vice President and Chief Financial Officer of Allergan, Inc., a specialty pharmaceuticals company. He served as Senior Vice President and Chief Financial Officer of Coldwell Banker Corporation, a real estate brokerage franchisor and corporate relocation company, from 1993 to 1995.

                                PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock (Nasdaq: PRGX), on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) Index and the Hambrecht & Quist Technology Index. The graph assumes that the value of the investment in the Common Stock in each index was $100 on March 26, 1996. The Performance Graph shows total return on investment for the period beginning March 26, 1996 (the date of the Company's initial public offering) through December 31, 1999.

                                [GRAPH OMITTED]


                  VALUE OF $100 INVESTED ON MARCH 26, 1996 AT:

                                               03/26/96        12/31/96       12/31/97        12/31/98       12/31/99
                                             -------------   -------------  -------------   -------------  -------------
PROFIT RECOVERY GROUP INTERNATIONAL, INC.    $      100.00   $      145.52  $      161.44   $      340.50  $      362.39
NASDAQ STOCK MARKET (U.S.)                   $      100.00   $      118.44  $      145.13   $      204.50  $      369.46
HAMBRECHT & QUIST TECHNOLOGY                 $      100.00   $      123.07  $      144.29   $      224.43  $      501.24


               Total return assumes reinvestment of any dividends.




                                       22


                              INDEPENDENT AUDITORS

     The accounting firm of KPMG LLP are the independent auditors of the Company. Approval or selection of the independent auditors of the Company is not submitted for a vote at the Annual Meeting of Shareholders. The Board of Directors of the Company has historically selected the independent auditors of the Company, with the advice of the Audit Committee, and the Board believes that it would be to the detriment of the Company and its shareholders for there to be any impediment to the Board's exercising its judgment to remove the Company's independent auditors if, in its opinion, such removal is in the best interest of the Company and its shareholders.

     It is anticipated that a representative from the accounting firm of KPMG LLP will be present at the Annual Meeting of Shareholders to answer appropriate questions and make a statement if the representative desires to do so.

                              SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at the Company's 2000 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company by January 6, 2001 for inclusion in its Proxy Statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company by March 21, 2001 in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the Annual Meeting. With regard to such shareholder proposals, if the date of the 2001 Annual Meeting is subsequently advanced or delayed by more than thirty days from the date of the 2000 Annual Meeting, the Company shall, in a timely manner, inform stockholders of the change and the date by which proposals must be received.

     Upon The Written Request Of Any Record Or Beneficial Owner Of Common Stock Of The Company Whose Proxy Was Solicited In Connection With The 2000 Annual Meeting Of Shareholders, The Company Will Furnish Such Owner, Without Charge, A Copy Of Its Annual Report On Form 10-K For The Year Ended December 31, 1999, Without Exhibits. Requests For A Copy Of Such Annual Report On Form 10-K Should Be Addressed To Scott L. Colabuono, Executive Vice President, The Profit Recovery Group International, Inc., 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426.

     It Is Important That Proxies Be Returned Promptly. Shareholders Who Do Not Expect To Attend The Meeting In Person Are Urged To Sign, Complete, Date And Return The Proxy Card In The Enclosed Envelope, To Which No Postage Need Be Affixed If Mailed In The United States.

                                             By Order of the Board of Directors:

                                             /s/ John M. Cook

                                             JOHN M. COOK
                                             Chairman of the Board
                                             and Chief Executive Officer

Dated:  May 1, 2000

                                     [LOGO]

                                    ANNEX 1

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR USE AT THE ANNUAL MEETING ON JUNE 8, 2000


     The  undersigned  shareholder  hereby  appoints  John  M.  Cook,  Scott  L.
Colabuono, Clinton McKellar, Jr. or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of The Profit Recovery Group International, Inc. (the "Company") to be held on June 8, 2000, and any adjournments thereof. The undersigned acknowledges receipt of this Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 1, 2000, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated hereon. Please Vote, Sign, Date And Return This Proxy Card Promptly Using The Enclosed Envelope.

1.   Election of Directors

     [  ] FOR the nominees listed below     [  ]  FOR the nominees listed below           [  ] WITHHOLD AUTHORITY to vote for
                                                  except as marked to the contrary             all nominees listed below

(Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through that nominee's name in the list below)

     CLASS I DIRECTORS:   John M. Cook       John M. Toma        Jonathan Golden

     CLASS II DIRECTOR:   Marc Eisenberg

2. Proposal to approve an increase in the number of shares available for issuance under the Company's Stock Incentive Plan by 1,500,000 shares.

     FOR  [  ]                 AGAINST  [  ]                      ABSTAIN  [  ]

3. Upon such other matters as may properly come before the meeting or any adjournment thereof.

     The Proxies Shall Vote As Specified Above, Or If No Direction Is Made, This Proxy Will Be Voted For Each Of The Listed Nominees And For The Amendment To The Stock Incentive Plan.

                         (Continued on the Reverse Side)


                              (Shareholders should sign exactly as name appears on stock. Where there is more than one owner, each should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.)



                              Please  enter  your  Social   Security  Number  or
                              Federal Employer Identification Number here:



Dated:-----, 2000 --------------------- Dated:----, 2000 -----------------------
                  (Signature)                            (Signature)